Exhibit 99.3

FOR IMMEDIATE RELEASE

MARCH 12, 2014

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@enlink.com

EnLink Midstream Announces Cash Tender Offer for Any and All of its Outstanding 8.875% Senior Notes due 2018

DALLAS—March 12, 2014—EnLink Midstream Partners, LP (NYSE: ENLK) today announced that it has commenced a cash tender offer (the “Offer”) to purchase any and all of its outstanding $725,000,000 aggregate principal amount of 8.875% Senior Notes due 2018 (the “Notes”). In connection with the Offer, EnLink Midstream is soliciting consents (“Consent Solicitation”) to proposed amendments to the indenture governing the Notes (the “Indenture”) that would eliminate substantially all of the restrictive covenants and certain events of default provisions contained in the Indenture.

The Offer is scheduled to expire at 11:59 p.m., New York City time, on March 18, 2014, unless extended (“Expiration Date”). Holders who validly tender their Notes and provide their consents to the amendments to the Indenture prior to the Expiration Date will be eligible to receive consideration equal to $1,050 for each $1,000 principal amount of Notes, which includes a consent payment of $30 per $1,000 principal amount of Notes, plus accrued and unpaid interest from the most recent interest payment date for the Notes up to, but not including, the settlement date.

Title of Notes	Aggregate Principal Amount Outstanding	Total Consideration(1)
8.875% Senior Notes due 2018	$725,000,000	$1,050

(1)         Per $1,000 principal amount of Notes accepted for purchase, including the consent fee but excluding accrued and unpaid interest.

The Offer is subject to the satisfaction of certain conditions, including the consummation of the public offering of senior notes announced today raising proceeds to fund the Offer and certain other customary conditions.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated March 12, 2014, copies of which may be obtained from Global Bondholder Services Corporation, the tender agent and information agent for the Offer, by calling (866) 470-4500 (US toll-free) or (212) 430-3774.

EnLink Midstream has also retained Citigroup Global Markets Inc. as dealer manager for the Offer and solicitation agent for the Consent Solicitation. Questions regarding the terms of the Offer and Consent Solicitation may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (US toll-free) or (212) 723-6106 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated March 12, 2014. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About EnLink Midstream

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett, Permian Basin, Cana and Arkoma Woodford, Eagle Ford, Haynesville, Gulf Coast, Utica and Marcellus Shales. Based in Dallas, Texas, EnLink Midstream has approximately 7,300 miles of gathering and transportation pipelines, 12 processing plants with 3.3 billion cubic feet per day of net processing capacity, six fractionators with 180,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells and an extensive crude oil trucking fleet.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements, including statements concerning EnLink Midstream’s expectations regarding the terms and completion of the Offer. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in EnLink Midstream’s filings with the Securities and Exchange Commission. EnLink Midstream undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.